FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
October 27, 2014	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY FIRST QUARTER RESULTS,
DECLARES QUARTERLY DIVIDEND OF $0.17 PER COMMON SHARE,
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR THURSDAY, OCTOBER 30, AT 3:30PM CDT

Highlights:

•
Preliminary fiscal year 2015 first quarter earnings per common share (diluted) were reported at $.89, up from $.74 in the year ago period, as net income available to common shareholders increased to $3.2 million, compared to $2.5 million in the year ago period. Earnings per common share (diluted) were up $.10, as compared to the $.79 earned in the fourth quarter of fiscal 2014, the linked quarter.

•
For the first quarter of fiscal 2015, return on average assets was 1.09%, while return on average common equity was 13.2%, as compared to a 1.27% return on average assets and 12.2% return on average common equity in the year ago period. In the fourth quarter of fiscal 2014, the linked quarter, return on average assets was 1.11%, and return on average common equity was 12.1%.

•
Net loan growth for the first three months of fiscal 2015 was $218.5 million, or 27.3%. Of that amount, $190.4 million was attributable to the August 2014 acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks (collectively, “Peoples”). Deposits were up $235.9 million, or 30.0%, with the Peoples acquisition accounting for $222.2 million.

•
Net interest margin for the first quarter of fiscal 2015 was 3.93%, up from the 3.90% reported for the year ago period, and up from the net interest margin of 3.79% for the fourth quarter of fiscal 2014, the linked quarter. Purchase accounting from the Peoples acquisition contributed to the increase in the margin for the quarter.

•
Excluding securities gains and losses, noninterest income was up 54.6% for the first quarter of fiscal 2015, compared to the year ago period, and up 15.4% from the fourth quarter of fiscal 2014, the linked quarter.

•
Noninterest expense was up 66.4% for the first quarter of fiscal 2015, compared to the year ago period, and up 21.9% from the fourth quarter of fiscal 2014, the linked quarter. The quarter included $128,000 in noninterest expense related to merger and acquisition activity.

•
Non-performing assets were $6.8 million, or 0.52% of total assets, at September 30, 2014, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014. Non-performing assets increased primarily due to the Peoples acquisition.

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (“Company”) (NASDAQ: SMBC), the parent corporation of Southern Bank (“Bank”), today announced preliminary net income available to common shareholders for the first quarter of fiscal 2015 of $3.2 million, an increase of $736,000, or 29.3%, as compared to $2.5 million in the same period of the prior fiscal year. The increase was attributable to growth in net interest income and noninterest income, partially offset by increased noninterest expense, provision for income tax, and provision for loan losses. Preliminary net income available to common shareholders was $.89 per fully diluted common share for the first quarter of fiscal 2015, an increase of 20.3% as compared to the $.74 per fully diluted common share earned during the same period of the prior fiscal year.

Dividend Declared:

The Company is pleased to announce that the Board of Directors, on October 21, 2014, declared its 82nd consecutive quarterly dividend on common stock since the inception of the Company. The cash dividend of $.17 per common share will be paid November 28, 2014, to common stockholders of record at the close of business on November 14, 2014. The Board of Directors and management believe the payment of a quarterly cash dividend enhances shareholder value and demonstrates our commitment to and confidence in our future prospects.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Thursday, October 30, 2014, at 3:30 p.m., central time (4:30 p.m., eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available one hour following the conclusion of the call, through November 13, 2014. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10055388. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Recent Developments:

The Company previously announced on August 5, 2014, the closing of its acquisition of Peoples. The acquired bank subsidiary, Peoples Bank of the Ozarks, continues to operate as a separate bank charter from the Company’s legacy bank subsidiary, Southern Bank, but is expected to be merged with and into Southern Bank late in the fourth quarter of calendar year 2014, in connection with the conversion of its data processing system. The financial results reported within this press release include preliminary purchase accounting figures from the Peoples acquisition. Until reporting our interim financial statements on Form 10-Q, which will be filed for our first quarter no later than November 10, 2014, these results are subject to review by our independent auditors.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first three months of fiscal 2015, primarily due to the Peoples acquisition, but also due to continued organic loan growth.  Total assets increased $278.5 million, or 27.3%, to $1.3 billion at September 30, 2014, as compared to $1.0 billion at June 30, 2014. Balance sheet growth was funded primarily with acquired deposit balances, organic deposit growth (including brokered deposits), assumed Federal Home Loan Bank (FHLB) advances, and increased overnight FHLB funding.

Available-for-sale (AFS) securities increased $26.6 million, or 20.4%, to $156.8 million at September 30, 2014, as compared to $130.2 million at June 30, 2014. The increase was attributable to the Peoples acquisition, which included $31.2 million in AFS securities balances, consisting primarily of mortgage-backed securities. Cash equivalents and time deposits increased $11.6 million, or 69.6%, as compared to June 30, 2014, primarily as a result of the Peoples acquisition.

Loans, net of the allowance for loan losses, increased $218.5 million, or 27.3%, to $1.0 billion at September 30, 2014, as compared to $801.1 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $190.4 million in loans, at fair value. Including acquired loans, the increase in balances consisted of commercial real estate, residential real estate, commercial, construction, and consumer loans. Organic growth consisted primarily of commercial loans (including seasonal advances on agricultural operating lines), residential real estate (predominantly multifamily), and construction loans, partially offset by a decline in commercial real estate loans.

Non-performing loans were $2.9 million, or 0.29% of gross loans, at September 30, 2014, as compared to $1.4 million, or 0.17% of gross loans, at June 30, 2014. Non-performing assets were $6.8 million, or 0.52% of total assets, at September 30, 2014, as compared to $4.4 million, or 0.43% of total assets, at June 30, 2014. Our allowance for loan losses at September 30, 2014, totaled $10.1 million, representing 0.98% of gross loans and 343% of non-performing loans, as compared to $9.3 million, or 1.14% of gross loans, and 663% of non-performing loans, at June 30, 2014. Non-performing loan and asset balances increased as a result of the Peoples acquisition, which included $1.7 million in nonperforming loans (at fair value) and $1.0 million in foreclosed real estate. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at September 30, 2014, is adequate, based on that measurement.

Total liabilities increased $263.4 million to $1.2 billion at September 30, 2014, an increase of 28.9% as compared to $910.3 million at June 30, 2014. This growth was attributable to the Peoples acquisition, organic deposit growth (including brokered deposits), and additional FHLB overnight advances.

Deposits increased $235.9 million, or 30.0%, to $1.0 billion at September 30, 2014, as compared to $785.8 million at June 30, 2014. The increase was primarily attributable to the Peoples acquisition, which included $222.2 million in deposits, at fair value. Including assumed deposits, the increase consisted primarily of certificates of deposit, money market deposit accounts, noninterest-bearing transaction accounts, savings accounts, and interest-bearing transaction accounts.  Organic growth consisted primarily of certificates of deposit, as the Company utilized brokered deposits to repay overnight borrowings totaling $16.6 million, with an average maturity of six months. The average loan-to-deposit ratio for the first quarter of fiscal 2015 was 101.8% as compared to 104.6% for the same period of the prior fiscal year.

FHLB advances were $108.8 million at September 30, 2014, an increase of $23.3 million, or 27.2%, as compared to $85.5 million at June 30, 2014. The increase was attributable primarily to the assumption of $16.0 million in advances, at fair value, in the Peoples acquisition, as well as the use of overnight borrowings to fund asset growth. Securities sold under agreements to repurchase totaled $24.1 million at September 30, 2014, as compared to $25.6 million at June 30, 2014, a decrease of 5.7%. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company’s stockholders’ equity increased $15.2 million, or 13.6%, to $126.3 million at September 30, 2014, from $111.1 million at June 30, 2014. The increase was due primarily to the issuance of shares in the Peoples acquisition, as well as retention of net income, and an increase in accumulated other comprehensive income, partially offset by dividends paid on common and preferred stock.

Income Statement Summary:

During fiscal 2014, the Company closed on the acquisition of the Bank of Thayer in October 2013, and the acquisition of Citizens State Bank in February 2014 (collectively, the “Fiscal 2014 Acquisitions”). Along with the Peoples acquisition, which closed on August 5, 2014, the Fiscal 2014 Acquisitions impacted our reported results through a larger average balance sheet, and increased noninterest income and noninterest expense.

The Company’s net interest income for the three-month period ended September 30, 2014, was $11.1 million, an increase of $3.8 million, or 50.9%, as compared to the same period of the prior fiscal year. The increase was attributable to a 49.9% increase in the average balance of interest-earning assets, combined with an increase in net interest margin, from 3.90% in the three-month period ended September 30, 2013, to 3.93% in current three-month period.

In December 2010, the Company acquired from the FDIC, as receiver, most of the assets and assumed substantially all of the liabilities of the former First Southern Bank, Batesville, Arkansas (the Fiscal 2011 Acquisition). Additionally, as discussed above, the Company closed on the Peoples acquisition in August 2014. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Fiscal 2011 Acquisition declined to $108,000 for the three-month period ended September 30, 2014, as compared to $204,000 in the same period of the prior fiscal year. This component of net interest income contributed four basis points to net interest margin in the three-month period ended September 30, 2014, as compared to 11 basis points in the same period of the prior fiscal year. Accretion of fair value discount on loans and amortization of fair value premiums on time deposits related to the Peoples acquisition was $390,000 for the three-month period ended September 30, 2014, with no comparable impact in the same period of the prior fiscal year. This component of net interest income contributed an additional 14 basis points to net interest margin in the three-month period ended September 30, 2014. The Company expects the impact of the fair value discount accretion from the Fiscal 2011 Acquisition to continue to decline, over time, as the assets acquired at a discount continue to mature or prepay. The impact from the Peoples acquisition is expected to increase somewhat in the second quarter of Fiscal 2015, as a result of the Company’s ownership of Peoples for a full quarter, before declining as a result of acquired assets maturing or prepaying. Other acquisitions closed by the Company in recent periods have had a less significant impact on net interest income.

The provision for loan losses for the three-month period ended September 30, 2014, was $827,000, as compared to $500,000 in the same period of the prior fiscal year. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented a charge of .35% (annualized), while the Company recorded a net recovery during the period of .01% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .30% (annualized), while net charge offs were .05% (annualized).

The Company’s noninterest income for the three-month period ended September 30, 2014, was $2.0 million, an increase of $702,000, or 54.8%, as compared to the same period of the prior fiscal year. The increase was attributed to increases in deposit account service charges, bank card interchange income, loan fees, and gains realized on secondary market loan originations, most of which resulted from the Fiscal 2014 Acquisitions and the Peoples acquisition.

Noninterest expense for the three-month period ended September 30, 2014, was $7.6 million, an increase of $3.0 million, or 66.4%, as compared to the same period of the prior fiscal year. The increase was attributed to compensation and benefits, occupancy expenses, amortization of core deposit intangibles, bank card interchange expense, deposit insurance premiums, supplies, postage, advertising, and other expenses, which resulted primarily from the Fiscal 2014 Acquisitions and the Peoples acquisition. Included in noninterest expense was $128,000 in merger-related charges recognized in the three-month period ended September 30, 2014, with $125,000 in comparable expenses in the same period of the prior fiscal year. The efficiency ratio for the three-month period ended September 30, 2014, was 58.0%, as compared to 52.8% for the same period of the prior fiscal year. The deterioration resulted from an increase of 66.4% in noninterest expense, partially offset by a combined 51.5% increase in net interest income and noninterest income, and was attributable primarily to the Fiscal 2014 Acquisitions and the Peoples acquisition, as the Company has not yet realized all of the expected cost savings from the acquired entities' operations.

The income tax provision for the three-month period ended September 30, 2014, was $1.4 million, an increase of $358,000, or 34.9%, as compared to the same period of the prior fiscal year, attributable to higher pre-tax income, as well as an increase in the effective tax rate, from 28.5% to 29.5%.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	September 30, 2014	June 30, 2014

Cash equivalents and time deposits	$28,139,000	$16,587,000
Available for sale securities	156,785,000	130,222,000
FHLB/FRB Membership stock	7,212,000	5,993,000
Loans receivable, gross	1,029,644,000	810,315,000
Allowance for loan losses	10,109,000	9,259,000
Loans receivable, net	1,019,535,000	801,056,000
Bank-owned life insurance	19,266,000	19,123,000
Intangible assets	9,595,000	3,936,000
Premises and equipment	34,415,000	22,466,000
Other assets	20,956,000	22,039,000
Total assets	$1,295,903,000	$1,021,422,000

Interest-bearing deposits	$905,980,000	$717,688,000
Noninterest-bearing deposits	115,682,000	68,113,000
Securities sold under agreements to repurchase	24,113,000	25,561,000
FHLB advances	108,751,000	85,472,000
Other liabilities	522,000	3,750,000
Subordinated debt	14,594,000	9,727,000
Total liabilities	1,169,642,000	910,311,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	106,261,000	91,111,000
Total stockholders' equity	126,261,000	111,111,000

Total liabilities and stockholders' equity	$1,295,903,000	$1,021,422,000

Equity to assets ratio	9.74%	10.88%
Common shares outstanding	3,691,333	3,340,440
Less: Restricted common shares not vested	36,000	36,000
Common shares for book value determination	3,655,333	3,304,440
Book value per common share	$29.07	$27.57
Closing market price	35.88	35.69

Nonperforming asset data as of:	September 30, 2014	June 30, 2014

Nonaccrual loans	$2,925,000	$1,266,000
Accruing loans 90 days or more past due	24,000	130,000
Nonperforming troubled debt restructurings (1)	-	-
Total nonperforming loans	2,949,000	1,396,000
Other real estate owned (OREO)	3,804,000	2,912,000
Personal property repossessed	9,000	65,000
Nonperforming investment securities	-	-
Total nonperforming assets	$6,762,000	$4,373,000

Total nonperforming assets to total assets	0.52%	0.43%
Total nonperforming loans to gross loans	0.29%	0.17%
Allowance for loan losses to nonperforming loans	342.79%	663.25%
Allowance for loan losses to gross loans	0.98%	1.14%

Performing troubled debt restructurings	$5,050,000	$4,778,000

(1) reported here only if not otherwise listed as nonperforming (i.e., nonaccrual or 90+ days past due)

	For the three-month period ended
Average Balance Sheet Data:	September 30, 2014	September 30, 2013

Interest-bearing cash equivalents	$27,326,000	$6,010,000
Available for sale securities and membership stock	156,172,000	86,721,000
Loans receivable, gross	950,060,000	663,495,000
Total interest-earning assets	1,133,558,000	756,226,000
Other assets	76,860,000	47,916,000
Total assets	$1,210,418,000	$804,142,000

Interest-bearing deposits	$833,477,000	$589,331,000
Securities sold under agreements to repurchase	24,599,000	22,868,000
FHLB advances	119,043,000	36,745,000
Subordinated debt	12,569,000	7,217,000
Total interest-bearing liabilities	989,688,000	656,161,000
Noninterest-bearing deposits	99,879,000	45,238,000
Other noninterest-bearing liabilities	2,087,000	549,000
Total liabilities	1,091,654,000	701,948,000

Preferred stock	20,000,000	20,000,000
Common stockholders' equity	98,764,000	82,194,000
Total stockholders' equity	118,764,000	102,194,000

Total liabilities and stockholders' equity	$1,210,418,000	$804,142,000

	For the three-month period ended
Summary Income Statement Data:	September 30, 2014	September 30, 2013

Interest income:
Cash equivalents	$33,000	$3,000
Available for sale securities and membership stock	958,000	497,000
Loans receivable	12,225,000	8,665,000
Total interest income	13,216,000	9,165,000
Interest expense:
Deposits	1,601,000	1,449,000
Securities sold under agreements to repurchase	28,000	31,000
FHLB advances	339,000	256,000
Subordinated debt	121,000	56,000
Total interest expense	2,089,000	1,792,000
Net interest income	11,127,000	7,373,000
Provision for loan losses	827,000	500,000
Securities gains	2,000	-
Other noninterest income	1,980,000	1,280,000
Noninterest expense	7,602,000	4,567,000
Income taxes	1,381,000	1,023,000
Net income	3,299,000	2,563,000
Less: effective dividend on preferred shares	50,000	50,000
Net income available to common shareholders	$3,249,000	$2,513,000

Basic earnings per common share	$0.91	$0.76
Diluted earnings per common share	0.89	0.74
Dividends per common share	0.17	0.16
Average common shares outstanding:
Basic	3,557,000	3,295,000
Diluted	3,654,000	3,389,000

Return on average assets	1.09%	1.27%
Return on average common shareholders' equity	13.2%	12.2%

Net interest margin	3.93%	3.90%
Net interest spread	3.82%	3.76%

Efficiency ratio	58.0%	52.8%